Exhibit 5.1

LATHAM & WATKINS LLP	53rd at Third 885 Third Avenue New York, New York 10022-4802 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com FIRM/AFFILIATE OFFICES
November 19, 2004 Dex Media, Inc. 198 Inverness Drive West Englewood, Colorado 80112	Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8
with respect to 6,264,150
shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the preparation and filing by Dex Media, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 6,264,150 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, which shall be issued pursuant to the Company’s 2004 Incentive Award Plan (the “Incentive Plan”) which includes 210,110 shares previously authorized but unissued pursuant to the Stock Option Plan of the Company (the “Option Plan”) and 5,066,540 shares that are subject to outstanding options pursuant to the Option Plan, you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquires, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

LATHAM & WATKINS LLP

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Incentive and the Option Plans, respectively, such Shares will be validly issued, fully paid and nonassessable.

This opinion is being rendered at your request solely for your benefit and may be relied upon solely by you. This opinion may not be relied upon in any matter by any other person or entity without our prior written consent. This opinion is not intended to be relied on in connection with any transaction other than those described herein. This opinion letter is being delivered to you on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any person or entity other than Dex Media, Inc. without, in each instance, our specific prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

LATHAM & WATKINS LLP